Exhibit 99.1

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT CLOSES

$30 MILLION REG A+ IPO

Social Media Plays Critical Role in Offering

COS COB, CT – AUGUST 17, 2017 – Chicken Soup for the Soul Entertainment, Inc. (“CSS Entertainment”), a fast-growing provider of positive and entertaining video content, today announced the closing of its $30 million Reg A+ IPO.

To accommodate demand, CSS Entertainment exercised its option to increase the number of shares of Class A common stock to the maximum number of shares included in its offering circular.

A total of 2,500,000 shares of Class A common stock were sold at $12 per share.

“Investor demand for our IPO was extraordinary,” said William J. Rouhana, Jr., chairman and chief executive officer of CSS Entertainment. “Social media played a critical role in driving demand. While we anticipated that the combination of social media and our well-recognized brand would generate significant awareness, the number of prospective investors interested in our IPO exceeded even our expectations.”

The IPO was made pursuant to Reg A+ under the JOBS Act, which is designed to facilitate access to capital for smaller companies.

Scott W. Seaton, vice chairman and chief strategy officer of CSS Entertainment, stated, “Reg A+ allowed us to marry ‘the crowd’ with institutional and other traditional Wall Street investors. We believe this blend is one of the keys to a successful Reg A+ IPO.”

HCFP/Capital Markets LLC, The Benchmark Company LLC and Weild & Co. acted as joint bookrunning managers for the offering.

The company’s Class A Common Stock is approved for listing on the Nasdaq Global Market under the symbol “CSSE.”

Greenberg Traurig served as underwriters’ counsel and Graubard Miller served as company counsel.

Rooney Partners LLC was the digital media and public relations agency of record. LHA Investor Relations is advisor to the company.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of these securities under the securities laws of any such state or jurisdiction.

The offering was made only by means of an offering circular, a copy of which may be obtained at https://www.sec.gov/Archives/edgar/data/1679063/000114420417043808/v473531_253g1.htm.

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. is a fast-growing provider of positive and entertaining video content that brings out the best of the human spirit. The Company is aggressively growing its business through a combination of organic growth, licensing and distribution arrangements, acquisitions, and strategic relationships. Chicken Soup for the Soul Entertainment is also expanding its partnerships with sponsors, television networks and independent producers. The Company will make its video content available to consumers globally through television and online networks, including its online affiliate APlus.com. The company is a subsidiary of Chicken Soup for the Soul, LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the offering circular) and uncertainties which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

MEDIA CONTACT

Jeanene Timberlake

RooneyPartners LLC

jtimberlake@rooneyco.com

(646) 770-8858

INVESTOR RELATIONS

Jody Burfening/Sanjay M. Hurry

LHA

CSSEnt@lhai.com

(212) 838-3777